Filed Pursuant To Rule 433

Registration No. 333-278880

October 29, 2024

The Grayscale Ethereum Primer Crypto investing begins here

For Financial Professional Use Only info@grayscale.com | 2 Understanding Ethereum Powered by blockchain technology, Ethereum is an open source, decentralized software platform that enables developers to build and deploy decentralized applications. This distributed nature has freed it from control by any individual or central authority — making it immune to censorship and tampering. The platform’s self-executing agreements, called smart contracts, provide a foundation for trustless transactions, cutting out intermediaries and reducing costs. In addition, Ethereum’s open source community continuously helps drive innovation, pushing the boundaries of what blockchain technology can achieve. By offering access to financial services without the need for a bank account or credit history, Ethereum also acts as a disruptor to traditional financial systems. The platform enables decentralized peer-to-peer lending, borrowing, trading, and other financial services, known as decentralized finance, or DeFi. Overall, Ethereum represents a more egalitarian future of finance — decentralized and open to everyone. Ethereum — and the token that fuels it, Ether — was conceptualized in 2013 when some Bitcoin enthusiasts began to recognize that its underlying blockchain technology might be the basis of something bigger: a means of creating organizations, companies, and entire economies native to the internet. Specifically, 19-year-old Bitcoin enthusiast Vitalik Buterin described this idea, Ethereum, in a whitepaper that he distributed to some likeminded cohorts. Ethereum’s Characteristics Ethereum’s distinct characteristics set it apart from traditional forms of currency and make it a novel asset class; these characteristics are demonstrated in Exhibit 1, below. Exhibit 1: Ethereum Characteristics Decentralized Since late 2022, the ETH supply has been net deflationary, generating a flywheel that both drives value to ETH and incentivizes greater levels of network security Globally Accessible Anyone in the world can deploy or use applications built on Ethereum Neutral/Non-partisan All transactions are visible to the public and cannot be reversed Revenue Generating Smart contracts enable peer-to-peer lending, borrowing, trading, social networks, gaming, and more without any need for a third party Open to Anyone Ethereum introduced smart contracts, which are self-executing contracts with terms directly written into code Permanent Decentralized and secure without reliance or possible failures from a centralized entity Decentralized Since late 2022, the ETH supply has been net deflationary, generating a flywheel that both drives value to ETH and incentivizes greater levels of network security Globally Accessible Anyone in the world can deploy or use applications built on Ethereum Neutral/Non-partisan All transactions are visible to the public and cannot be reversed Revenue Generating Smart contracts enable peer-topeer lending, borrowing, trading, social networks, gaming, and more without any need for a third party Open to Anyone Ethereum introduced smart contracts, which are self-executing contracts with terms directly written into code Permanent Decentralized and secure without reliance or possible failures from a centralized entity For illustrative purposes only. Source: Grayscale

For Financial Professional Use Only info@grayscale.com | 3 Use Cases of Ethereum Smart contracts enable Ethereum to do almost anything a computer program can do and sometimes more. Today, these are three of Ethereum’s most well-known use cases: • Decentralized Finance (DeFi): Smart contracts facilitate peer-to-peer lending and borrowing, allowing users to earn interest on their assets or borrow funds without intermediaries. They also enable decentralized exchanges (DEXs), which allow for trustless and permissionless peer-to-peer swaps of assets directly between users. • Tokenization: Smart contracts can represent ownership of real-world assets (RWAs) such as real estate, stocks, or commodities through tokenization, enabling fractional ownership, and increased liquidity. In addition, unique digital assets like collectibles, artwork, and in-game items can be represented as non-fungible tokens (NFTs) and fungible interchangeable tokens for voting, staking, or new virtual currencies. • Supply Chain Management: Smart contracts can track the movement of goods across supply chains, improving transparency, authenticity, and efficiency. They also can automate processes such as verification, payments, and contract execution between parties. Ethereum’s diverse range of use cases can potentially offer meaningful benefits to the world economy, and society at large — such as promoting financial inclusion by providing access to financial services for individuals who are excluded from traditional banking systems. This inclusivity is particularly evident across DeFi, which facilitates peer-to-peer lending, borrowing, and trading without the need for intermediaries, designed to equalize access to capital and financial opportunities on a global scale. Investment Insights Now that we understand Ethereum’s purpose, let’s discuss some of its investment use cases. Net Deflationary While the Ethereum network has an unlimited supply, a burn mechanism introduced in 2022 has made Ether coins net deflationary1 by removing tokens from circulation. The burning mechanism is determined by the transaction volume on Ethereum’s blockchain. Therefore, unlike traditional currencies such as the U.S. Dollar, Ethereum cannot be arbitrarily inflated, depreciated, or counterfeited. Decentralized The Ethereum network is decentralized and secured by computers all over the world, rather than by a single centralized entity like a bank or government. This is designed to minimize the possibility of a single point of failure. Technological Innovation Ethereum can be thought of as a technological innovation with undiscovered use cases that could emerge over its continued evolution and adoption. Diversification Because Ethereum has shown a negative correlation with the value of the U.S. Dollar2, it may provide additional diversification benefits for investors exposed to Dollar depreciation. Network Effects As Ethereum adoption potentially reaches a much larger set of users, this could have nonlinear implications for its valuation due to network effects. There is a simple mathematical reason for this: the number of possible connections among users rises much faster than the number of users. Institutional Adoption Large financial institutions, tech companies, and governments around the world have begun to embrace Ethereum — adding it to their balance sheets, using it for RWA tokenization, and more.3 1. Coinmetrics, Ethereum supply as of July 15, 2024 2. ETH/USD correlation of -0.21 between January 2020 and July 2024, based on monthly Bloomberg data including fees. Fees could have an impact on investor returns if they were significantly different across assets (i.e. stocks, bonds, or Ethereum). 3. RWA.xyz, Ethereum.

For Financial Professional Use Only info@grayscale.com | 4 Low Correlation In Exhibit 2, below, we can see that over the last five years, Ethereum has had a correlation with the S&P 500 well below certain comparable alternatives. Exhibit 2: Five-Year Risky Asset Correlations with S&P 500 Portfolio Allocation When we consider Ethereum’s risk and return profile, we believe an appropriate allocation could be scaled up over time to 5% of investable assets. Said differently, if you add Ethereum to a portfolio otherwise holding a 60/40 mix of stocks and bonds, it would hypothetically achieve an enhanced return without adding too much volatility when Ethereum makes up about 5% of the portfolio. Of course, 5% isn’t the right amount for all investors, since portfolio construction needs to take into account each investor’s individual needs. Investors who are more risk averse might consider adding 1%-3%. This would naturally result in lower expected returns, but could also reduce the portfolio’s volatility. Additionally, we consider Ethereum to be a long-term investment, which may not be right for investors who need capital in the near or intermediate term (three to five years, for instance). For example, you may be saving up to buy a home or pay tuition. It’s also important to remember that Ethereum doesn’t pay dividends or coupon payments, so it isn’t right for investors who rely on a fixed income. At the same time, a 5% allocation to Ethereum could be about the right amount for a variety of investor types. For example, if you are a younger investor with a long-term investment horizon and little need for income, a meaningful allocation to Ethereum might enhance the return potential of your portfolio. We believe Ethereum is an example of a high-return-potential asset with a low correlation to stocks. 5-Year Risky Asset Correlations with S&P 500 *Excess Returns | Source: Bloomberg, Grayscale Investments. Data as of August 2023. Additional indices include MSCI All Country World Index, Bloomberg-Barclays High Yield Bond Index, Bloomberg-Barclays Investment Grade Bond Index, Bloomberg-Barclays Investment Grade Bond Index, and S&P/GSCI. Past performance not indicative of future results. 0.0 0.1 0.2 0.3 0.Y 0.5 0.\ 0.`0.c 0.f 1.0 S&P 500 Nasdaq 100 International Stocks High Yield Corporate Bonds Investment Grate Corporat Bondss* Commodities Ethereum Corr. 1.0 0.f 0.f 0.c 0.`0.5 0.5 Bitcoin 0.Y *Excess Returns | Source: Bloomberg, Grayscale Investments. Data as of July 15, 2024. Additional indices include MSCI All Country World Index, Bloomberg-Barclays High Yield Bond Index, Bloomberg-Barclays Investment Grade Bond Index, Bloomberg-Barclays Investment Grade Bond Index, Nasdaq 100 (NDX), and S&P/GSCI. Past performance not indicative of future results.

For Financial Professional Use Only info@grayscale.com | 5 Similarly, ex-U.S. investors with assets in the U.S. market (for example, a European investor that owns U.S. stocks) may want to consider a larger position in Ethereum. Because Ethereum has shown negative correlation with the value of the U.S. Dollar, it may provide additional diversification benefits for investors exposed to Dollar depreciation. As always, you should reevaluate the share of any portfolio allocated to Ethereum if returns, volatility, and/or correlations with other assets change over time, or if there are changes in your personal circumstances or risk tolerance. Exhibit 3: Hypothetical Ethereum Allocation Model -30.00% 2017% 201

For Financial Professional Use Only info@grayscale.com | 6 How does Ethereum’s network work? Building upon Ethereum’s properties, it is crucial to delve into the technical aspects that underpin these features, contributing to Ethereum’s functionality and security. Ethereum Wallets As within the physical world, an Ethereum transaction starts with a wallet — only it’s a digital wallet. Ethereum’s digital wallet operates in a system analogous to email. In this system, each user is given a unique public key, which can be thought of as their “email address,” and an associated private key, which can be thought of as their “email password.” Like email addresses, people need to know your public key so they can know who to send Ether to. It’s important that only you or someone you trust knows your private key. However, unlike email, where a user can choose their username and password, Ethereum relies on cryptography to maintain its network security, the same type of cryptography used by the internet. This means you cannot choose your public key or private key, which is cryptographically derived from your public key. Instead — the Ethereum network gives them to you. Here is an example of an Ethereum public key and private key: Public Key: OxAdc119aa981d2f66935Fe32859do753158536618E Private Key: b96b37618a07e3060fd6b255c790f3072bd9bs184aec1f98af5fb537d10755ad The complexity of these keys means it’s extremely important not to lose private keys. Luckily, Ethereum custody has come a long way since its inception, and there are now safer and more secure methods for individuals and institutions to manage their private keys. Smart Contracts Smart contracts are the fundamental building blocks of Ethereum’s decentralized application layer. They are computer programs stored on the blockchain using Ethereum’s Turing-complete scripting language, which is called Solidity, developed by one of Ethereum’s core founders, Gavin Wood. Solidity was specifically designed for writing Ethereum smart contracts that use “if this, then that” logic, and are executed according to the rules defined by its code, which cannot be changed once it’s created and added to the Ethereum blockchain. For a simple analogy, a smart contract can be compared to a vending machine, where specific inputs reward you with specific outputs (Exhibit 4, above). If you don’t meet all the requirements, like selecting a product or having enough money, the vending machine won’t dispense the item. Vending machines reflect the three key benefits of smart contracts: no intermediaries, automatic executions, and predictable outcomes. Exhibit 4: Smart Contracts: Digital Vending Machines For illustrative purposes only. Source: Grayscale For illustrative purposes only.

For Financial Professional Use Only info@grayscale.com | 7 Ethereum’s Network Ethereum is a digital blockchain platform that runs on a network of many computers. In the Ethereum universe, this network of computers is collectively referred to as a single giant canonical computer called the Ethereum Virtual Machine, or EVM. The EVM functions as a shared computing environment where programs written in smart contract languages like Solidity are run. Participants in the Ethereum network collectively agree on the current state of the EVM using a consensus mechanism, which includes data such as account balances and smart contract code. Ethereum uses a Proof of Stake (PoS) consensus model, designed to be more energy efficient and scalable than crypto mining, which uses Proof of Work (PoW). While PoW relies on miners solving computationally intensive puzzles to validate transactions, Ethereum’s PoS consensus model selects participants based on the amount of cryptocurrency they are willing to “stake” as collateral to earn rewards for securing the network. Ethereum derives its network security from a set of incentives and penalties tied to capital locked by stakers. This incentive structure encourages participants to operate honestly and punishes those who don't — creating an extremely high cost to attack the network. On the Ethereum network, incentives are key. And because Ethereum relies on code rather than trusted intermediaries, it’s important that rules are followed. In computer science, one way to accomplish this is through a consensus mechanism. Proof of Stake Consensus Mechanism A consensus mechanism is simply a way for a group of individuals and entities to reach agreement about something based on a set of rules. On the Ethereum network, some of the basic rules include: 1. You cannot send more Ethereum than you hold in your public key. 2. You cannot send the same Ethereum in more than one transaction (i.e., double-spend). 3. A new set of transactions cannot be recorded until it is verified by the validators. 4. Each set of transactions is approved on average every 12 seconds. 5. Once the validators reach a consensus, the newest set of transactions is recorded.

There are two types of participants within Ethereum's PoS mechanism that help ensure the network reaches consensus:

1. Validators play a crucial role in Ethereum by verifying transactions, adding them to the blockchain, and storing the blockchain's entire history. A validator must stake at least 32 Ether[4] to qualify for the role and earn rewards from their staked Ether. Validators who fail to perform their duties face consequences, including missing out on rewards or potential loss of staked Ether if they attempt to defraud the network by proposing or attesting to false transactions. While there is an initial barrier of entry posed by the significant stake requirement, smaller Ether holders can delegate their assets to chosen validators or groups of validators, enabling them to participate in the network's consensus process indirectly while still earning similar rewards.
2. Nodes authenticate and store the entire record of transactions on Ethereum's network, ensuring all transactions are accurate and comply with the network's rules. Simply put, they are the recordkeepers of the Ethereum network. Individuals can use any personal computer, but most users opt to run their node(s) on dedicated hardware to eliminate the performance impact on their machine and minimize node downtime. There is no incentive to run a node other than increasing the decentralization of the network and eliminating the need to rely on another node operator to maintain a copy of the blockchain.

This is illustrated in Exhibit 5, below.

Exhibit 5: Validators and Nodes


Validators
Nodes
Create Blocks
Earn Staking Rewards
Authenticate Transactions
Store Transactions

For illustrative purposes only. Source: Grayscale

The Ethereum Blockchain

At the heart of Ethereum's functionality is the blockchain, a transparent and immutable ledger. It's designed to record all transactions, ensuring transparency and trust in the network.

A blockchain is analogous to a digital accounting ledger used by banks. The term "blockchain" is derived from how transactions are verified and stored in the digital accounting ledger. A block is simply a data structure that contains a list of transactions that Ethereum network users would like verified.

4. As of July 15, 2024, ethereum.org

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Once the validators verify the transactions, the new block gets added to the existing chain of blocks (containing previously verified transactions), hence blockchain. Validators are responsible for creating blocks by compiling transactions and appending them with consensus data before propagating the completed block to other nodes on the Ethereum network. In return for their block production efforts, validators are rewarded with Ether, amounting to an annualized staking reward of roughly 3.5% as of July 15, 2024 of the validator's total stake.

Because there isn't a trusted centralized intermediary like a bank to maintain a record of transactions, Ethereum's blockchain is public and transparent. That means anyone with access to the internet can see the transactions made across the network as a single source of truth.

Ethereum as a Deflationary Asset

Ethereum network revenue consists of two parts: tips and the base fee. Tips are rewarded to stakers who help secure the network. Meanwhile, the base fee is burned, effectively removing supply (and potential sell pressure) from the network. As a result of this burn mechanism, since late 2022, the Ether supply has been net deflationary.

In this way, usage of the Ethereum network and its high fees generate a flywheel that both helps drive value to Ether and provides incentives for greater levels of network security. To date, this flywheel has helped solidify Ethereum as a secure and trusted smart contract platform, as well as the largest in market cap as of July 15, 2024.

Ethereum Supply


Million ETH
130
120
110
100
90
80
70
2016
2017
2018
2019
2020
2021
2022
2023
2024
Transition to
Proof of Stake

Source:
Coin Metrics. Data as of July 15, 2024. For illustrative purposes only

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For Financial Professional Use Only info@grayscale.com | 10 Why Grayscale Ethereum ETPs? Grayscale manages the world’s largest Ethereum fund by AUM*, Grayscale Ethereum Trust (ticker: ETHE) (the “Trust”). The Trust enables investors to gain exposure to the Ether token while avoiding the challenges of buying, storing, and safekeeping it directly, as it is solely invested in and derives value from the price of Ether. Since the Trust’s launch in 2017, we have pioneered bringing the second largest crypto asset by market cap further into the U.S. regulatory perimeter — and, as of 2024, with the added, familiar protections of an exchange-traded product (ETP) wrapper. Today, investors like you can choose to access Ethereum exposure in your investment accounts through two different Grayscale Ethereum ETPs — ETHE or the Grayscale Ethereum Mini Trust (ticker: ETH). While structurally identical to ETHE, ETH allows investors to benefit from Grayscale’s operational history through a lower cost and lower share price product. The Trusts are not funds registered under the Investment Company Act of 1940, as amended (“1940 Act”), and are not subject to regulation under the 1940 Act, unlike most mutual funds or ETFs. The Trusts are subject to significant risk. An investor may lose all their money. The Trusts are subject to heightened volatility. The Trusts are not suitable for all investors. An investment in the Trusts is not an investment in the underlying cryptocurrency. It’s also no secret that buying Ethereum can be tricky. From having to open a digital wallet, to buying tokens on an exchange, to determining how to custody Ether, investors face numerous frictions associated with the ownership of cryptocurrencies (frictions generally absent when transacting in traditional asset classes). Grayscale’s goal is to solve this problem by enabling investors to obtain Ether exposure by simply investing in ETHE and ETH through their brokerage account. But what are the potential benefits of owning ETHE and ETH over other Ethereum investment tools, including outright Ether exposure? ETHE and ETH, like some other Ethereum ETPs and listed derivatives, are able to provide traditional financial statements, tax reporting, institutional-grade digital asset custody, and the ability to invest through certain tax-advantaged accounts (IRAs, Roth IRAs, 401Ks). Until the recent availability of spot Ethereum ETPs, the only available options with these features introduced extra costs and other sources of tracking error associated with derivatives. Ultimately, Grayscale is excited to offer investors more choice as we evolve with the market to satisfy investor demand for Ethereum-related investment products — and meet investors wherever they are in their crypto investment journey with products that fulfill their portfolios’ unique needs. *AUM as of 08/29/2024

For Financial Professional Use Only info@grayscale.com | 11 Pioneering Access to Ethereum Created in 2017, ETHE has the longest operating history as the first publicly traded Ethereum fund in the U.S. Why ETHE? *AUM as of 08/29/2024 High Liquidity As a frequently traded spot Ethereum ETP, ETHE is an efficient, liquid tool for investors to gain exposure to Ether. ** Largest Ethereum Fund ETHE is currently the largest Ethereum fund in the world by AUM**On average, ETHE has traded over $115M per day in value in 2024, making it one of the most actively traded Ethereum ETPs in the world. (Source: Bloomberg LP, as of 8/29/2024) Cost Efficiency At an expense ratio of 0.15%, ETH presents investors with one of the most cost effective*** options for Ether exposure. Institutional Experience As a spin-off fund from ETHE, ETH brings with it an existing robust and diverse shareholder base. Low Share Price ETH offers one of the lowest share prices in the Ethereum ETP landscape, allowing investors to achieve precision with their exposure. Why ETH? ***The Sponsor has determined to waive a portion of the Sponsor’s Fee for the first 6 months beginning on the commencement of trading of the Shares on NYSE Arca, so that the fee will be 0% of the NAV of the Trust for the first $2.0 billion of the Trust’s assets. If the Trust’s assets exceed $2.0 billion prior to the end of the 6-month period, the Sponsor’s Fee charged on assets over $2.0 billion will be 0.15%. All investors will incur the same Sponsor’s Fee, which is the weighted average of those fee rates. After the 6-month waiver period is over, the Sponsor’s Fee will be 0.15%. Exhibit 6: Value-Add Characteristics of ETHE & ETH

For Financial Professional Use Only info@grayscale.com | 12 Common Questions Q: How can we categorize Ethereum into an asset class? A: We think of Ethereum (and crypto, generally) as an alternative asset. We consider crypto to be a nascent asset class, separate from traditional asset classes such as equities, fixed income, real estate, or private equity. However, Ethereum plays a critical role as the foundational technology underpinning decentralized applications and smart contracts in the broader blockchain ecosystem. As Ethereum continues to evolve and mature, it has the potential to redefine the landscape of finance and technology, much like how oil has shaped the trajectory of industrialization and modernization. Ethereum's significance within the crypto asset class resonates with the pivotal role that oil occupies within the commodities market, positioning it as a cornerstone asset for investors seeking exposure to the Web 3.0 ecosystem. Q: What is Ethereum’s potential environmental impact? A: In September 2022, Ethereum evolved from a PoW to a PoS network, marking a significant milestone in its development. PoS comes with benefits over PoW, such as: • Reduced energy requirements since large quantities of energy are no longer needed to secure Ethereum’s blockchain, cutting its electricity and net carbon emissions by an estimated 99.95%5 • Reduced hardware requirements to earn rewards and validate the network • Increased decentralization because low hardware costs enable more nodes to secure the network since it is easier to participate • Reduction in sell pressure due to roughly 27% as of July 15, 2024, of all Ether in circulation being locked up as stake6 Q: Can you gain exposure to Ethereum in a retirement account? A: Yes. Certain Ethereum investment vehicles are eligible to be held in various tax-advantaged or retirement accounts including IRAs, Roth IRAs, and 401(k)s. Q: What are the tax implications of adding Ethereum in a portfolio? A: Grayscale is not permitted to provide tax advice. A tax specialist should be consulted to appropriately advise on any tax implications associated with Ethereum investment vehicles. 5. As of July 15, 2024, ethereum.org 6. Coinbase: Ethereum ETH Staking

For Financial Professional Use Only info@grayscale.com | 13 Conclusion Ethereum extends blockchain’s capabilities to support programmable transactions, contracts, and applications. The core team behind Ethereum designed it with a focus on several key principles: simplicity, universality, versatility, anti-discrimination, and anti-censorship. These principles help guide Ethereum’s development to create a decentralized ecosystem where innovative applications can flourish. One of the most groundbreaking features of Ethereum is the concept of “smart contracts” or “programmable money.” The self-executing agreements that run on the Ethereum network are written in code and can automatically enforce the terms and conditions defined within them. Smart contracts are designed to enable users to create and execute more complex digital transactions on Ethereum’s network. Ethereum’s technology is poised to drive the next wave of growth and adoption, helping to reshape the future of finance and beyond. As the crypto market has evolved, Grayscale has grown alongside it, becoming a leading partner to investors as they navigate and deploy capital into this new asset class. Grayscale has pioneered the model of providing investors with exposure to digital assets like Ethereum in the form of a security without the challenges of buying, storing, and safekeeping crypto. We invite you to connect with a Grayscale representative at info@grayscale.com to navigate this exciting journey.

For Financial Professional Use Only info@grayscale.com | 14 Important Disclosures Investing involves risk, including possible loss of principal. An investment in the Grayscale Ethereum Trust (“ETH”) and the Grayscale Ethereum Mini Trust (“ETHE”) (each a “Trust”, and collectively, the “Trusts”) is subject to a high degree of risk and heightened volatility. Digital assets are not suitable for an investor that cannot afford the loss of the entire investment. Grayscale Ethereum Trust (ETHE) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trusts have filed with the SEC for more complete information about the Trusts and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trusts or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101. Please read the prospectus carefully before investing in ETH. Foreside Fund Services, LLC is the Marketing Agent for the Trusts. Grayscale Investments, LLC (“Grayscale”) is the sponsor of the Trusts. Grayscale is not registered as an investment adviser under the Investment Advisers Act of 1940 and the Trusts are not registered under the Investment Company Act of 1940. The Trusts are subject to the rules and regulations of the Securities Act of 1933. The Trusts holds Ether; however, an investment in the Trusts is not a direct investment in Ether. As a non-diversified and single industry fund, the value of the shares may fluctuate more than shares invested in a broader range of industries. Smart contracts are a new technology and ongoing development may magnify initial problems, cause volatility on the networks that use smart contracts and reduce interest in them, which could have an adverse impact on the value of the Trusts. There is no guarantee that a market for the shares will be available which will adversely impact the liquidity of the Trusts. The value of the Trusts relates directly to the value of the underlying digital asset, the value of which may be highly volatile and subject to fluctuations due to a number of factors. The Trusts rely on third party service providers to perform certain functions essential to the affairs of the Trusts and the replacement of such service providers could pose a challenge to the safekeeping of the digital asset and to the operations of the Trusts. NAV per Share is not calculated in accordance with GAAP. NAV per Share is not intended to be a substitute for the Trusts’ Principal Market NAV per Share calculated in accordance with GAAP. Digital Asset Risk Disclosures Extreme volatility of trading prices that many digital assets, including Ethereum, have experienced in recent periods and may continue to experience, could have a material adverse effect on the value of the Trusts and the shares could lose all or substantially all of their value. Digital assets represent a new and rapidly evolving industry. The value of the Trusts depends on the acceptance of the digital assets, the capabilities and development of blockchain technologies and the fundamental investment characteristics of the digital asset. Digital asset networks are developed by a diverse set of contributors and the perception that certain high-profile contributors will no longer contribute to the network could have an adverse effect on the market price of the related digital asset. Digital assets may have concentrated ownership and large sales or distributions by holders of such digital assets could have an adverse effect on the market price of such digital assets. The value of the Trusts relate directly to the value of the underlying digital asset, the value of which may be highly volatile and subject to fluctuations due to a number of factors.

For Financial Professional Use Only info@grayscale.com | 15 A substantial direct investment in digital assets may require expensive and sometimes complicated arrangements in connection with the acquisition, security and safekeeping of the digital asset and may involve the payment of substantial acquisition fees from third party facilitators through cash payments of U.S. dollars. Because the value of the Trusts are correlated with the value of Ethereum, it is important to understand the investment attributes of, and the market for, the underlying digital asset. Please consult with your financial professional. The Sponsor does not store, hold, or maintain custody or control of the Trusts’ digital assets but instead has entered into the Custodian Agreement with a third party to facilitate the security of its digital assets. The Custodian controls and secures the Trusts’ digital asset accounts, a segregated custody account to store private keys, which allow for the transfer of ownership or control of the digital asset, on the Trusts’ behalf. If the Custodian resigns or is removed by the Sponsor or otherwise, without replacement, it could trigger early termination of the Trusts. There is no guarantee that a market for the shares will be available which will adversely impact the liquidity of the Trusts. The value of the Trusts relates directly to the value of the underlying digital asset, the value of which may be highly volatile and subject to fluctuations due to a number of factors. Prior to 7/23/2024, shares of ETHE were offered only in private placement transactions exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), and were quoted on the OTCQX® Best Market. ETHE did not have an ongoing share creation and redemption program. Effective as of the open of business on 7/23/2024, the shares of ETHE were listed on to NYSE Arca as an exchange-traded product, ETHE established an ongoing share creation and redemption program and the shares are being offered on a registered basis pursuant to a Registration Statement on Form S-3. The ETHE’s investment objective both before and after 7/23/2024 has remained constant, namely to reflect the value of Ethereum held by the Trust, less the Trust’s expenses and other liabilities. However prior to 7/23/2024, ETHE did not meet its investment objective and the ETHE’s shares traded at both premiums and discounts to such value, which at times were substantial, in part due to the lack of an ongoing redemption program. Furthermore, the ETHE’s performance prior to 7/23/2024 is based on market-determined prices on the OTCQX, while the ETHE’s performance following such date is based on market-determined prices on NYSE Arca. As a result, the ETHE’s historical data prior to 7/23/2024 is not directly comparable to, and should not be used to make conclusions in conjunction with, the ETHE’s performance following that date. The performance of the ETHE before and after 7/23/2024 may differ significantly. To estimate the optimal share of crypto assets in a portfolio we ran Monte Carlo simulations of hypothetical portfolios including a classic 60/40 mix of large cap equities and government bonds paired with Ethereum. The 60/40 portfolio is based on the S&P 500 and the BloombergBarclays U.S. Treasury Total Return Index. Ethereum returns are based on the spot price. Asset returns, volatilities, and correlations were measured from 2014 to 2023, the period when Ethereum was more widely available through regulated investment vehicles. Under these assumptions, the portfolio that maximizes the potential risk-adjusted return would own approximately 5% of Ethereum and 95% of the 60/40 portfolio. This analysis does not include fees. Fees could have an impact on investor returns if they were significantly different across assets (i.e. stocks, bonds, or Ethereum). This analysis is hypothetical in nature, does not reflect actual investment results and are not guarantees of future results and is included for informational and educational purposes only. The S&P 500 Index (SPX) is a marketcapitalization- weighted index that measures the performance of 500 of the largest publicly traded companies in the United States. The Nasdaq-100 (NDX) is a stock market index made up of 101 equity

For Financial Professional Use Only info@grayscale.com | 16 securities issued by 100 of the largest nonfinancial companies listed on the Nasdaq stock exchange. The MSCI All Country World Index (ACWI) is a free-float-weighted index of the largest public companies in both developed and emerging markets. The S&P/GS Commodity Index (S&P/GSCI) is a benchmark measuring price movements and investment performance in commodity markets. The Bloomberg High Yield Bond Index (LF98TRUU) measures the total return of fixed-rate corporate bonds with a sub investment grade credit rating. The Bloomberg Investment Grade Corporate Bond Index (LUACTRUU) measures the total return of U.S. corporate bonds with an investment grade rating. The Goldman Sachs Non-Profitable Tech Index (GSXUNPTC) measures the price return of U.S. listed companies in innovative industries which do not report positive earnings. The Bloomberg Barclays U.S. Treasuries Total Return Index (LUATTRUU) measures the total return of U.S. Treasury securities with at least one year of remaining maturity. © 2024 Grayscale Investments, LLC. All trademarks, service marks and/or trade names (e.g., ETHEREUM INVESTING BEGINS HERE, DROP GOLD, G, GRAYSCALE, GRAYSCALE CRYPTO SECTORS, and GRAYSCALE INVESTMENTS) are owned and/or registered by Grayscale Investments, LLC.

Grayscale Ethereum Trust (the Trust) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.